UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 17, 2009 (July 15, 2009)

Duff & Phelps Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 871-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On July 15, 2009, Duff & Phelps, LLC (the "Company"), the primary operating subsidiary of Duff & Phelps Corporation, entered into a Credit Agreement (the "Credit Agreement") with Bank of America, N.A., as administrative agent and the lenders from time to time party thereto, providing for a $30 million senior secured revolving credit facility (the "Credit Facility"), including a $10 million sub-limit for the issuance of letters of credit.  The proceeds of the Credit Facility are permitted to be used for working capital, permitted acquisitions and general corporate purposes.  The maturity date for the Credit Facility is July 15, 2012 and amounts borrowed under the Credit Facility may be voluntarily prepaid at any time without penalty or premium, subject to customary breakage costs.

Loans under the Credit Facility will, at the Company's option, bear interest on the principal amount outstanding at either (a) a rate equal to LIBOR, plus an applicable margin or (b) a base rate, plus an applicable margin.  The applicable margin rate will be based on the Company's most recent consolidated leverage ratio and ranges from 1.75% to 2.50% per annum depending on the Company's consolidated leverage ratio.  In addition, the Company is required to pay an unused commitment fee on the actual daily amount of the unutilized portion of the commitments of the lenders at a rate ranging from .25% to .50% per annum, based on the Company's most recent consolidated leverage ratio.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, limitations on (a) the incurrence of liens, (b) the incurrence of indebtedness, (b) the ability to make dividends and distributions, as well as redeem and repurchase equity interests, and (d) acquisitions, mergers, consolidations and sales of assets.  In addition, the Credit Agreement contains financial covenants that do not permit (a) a total leverage ratio of greater than 2.75 to 1.00 until the quarter ending June 30, 2010, and 2.50 to 1.00 thereafter and (b) a consolidated fixed charge coverage ratio of less than 2.00 to 1.00.  The financial covenants are tested on the last day of each fiscal quarter based on the last four fiscal quarter periods.

The obligation of the Company to pay amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an "Event of Default" as defined in the Credit Agreement.  Such Events of Default include, among others, (a) the Company's failure to pay the principal of, or interest on, borrowings under the Credit Facility, (b) any representation or warranty of the Company proving to be materially false or misleading, (c) the breach of any of the covenants contained in the Credit Agreement, and (d) the bankruptcy or insolvency of the Company and its subsidiaries.

The Company's obligations under the Credit Agreement are guaranteed by Duff & Phelps Acquisitions, LLC, the parent of the Company and a subsidiary of Duff & Phelps Corporation, and certain domestic subsidiaries of the Company (collectively, the "Guarantors").  The Credit Agreement is secured by a lien on substantially all of the personal property of the Company and each of the Guarantors.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 99.1.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(c)   Exhibits.

99.1           Credit Agreement, dated as of July 15, 2009, among Duff & Phelps, LLC, each lender from time to time party thereto and Bank of America, N.A.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

By:	/s/ Edward S. Forman
Name: Edward S. Forman
Title: Executive Vice President, General Counsel and Secretary

        Dated: July 17, 2009

DUFF & PHELPS CORPORATION
CURRENT REPORT ON FORM 8-K
Report dated July 17, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Credit Agreement, dated as of July 15, 2009, among Duff & Phelps, LLC, each lender from time to time party thereto and Bank of America, N.A.